UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013 (February 12, 2013)

BlackRock, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 810-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2013, BlackRock, Inc. (the “Company”) announced that Gary S. Shedlin (age 49) will join the Company as Senior Managing Director, effective as of March 11, 2013.  Following the Company’s reporting of its 2013 first quarter earnings results, Mr. Shedlin will succeed Ann Marie Petach as Chief Financial Officer of the Company, whereupon Ms. Petach will transition from the role of Chief Financial Officer to join the Company’s BlackRock Solutions® group as Senior Managing Director in the Client Solutions business.

Mr. Shedlin has advised companies in the financial services sector for more than 25 years and joins the Company from Morgan Stanley, where he is Vice Chairman, Investment Banking and a Managing Director in the Financial Institutions Group.  Prior to joining Morgan Stanley in June 2010, Mr. Shedlin worked at Citigroup from October 2004 to June 2010, where he most recently served as Chairman of the Financial Institutions Group.  Mr. Shedlin also worked at Lazard from 1990 to 2004, where he served as Managing Director and Co-Head of the Financial Institutions Group prior to joining Citigroup.

Morgan Stanley and its affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for the Company.  Also, from time to time in the ordinary course of business, acting as agent for its clients, the Company effects transactions in securities and other financial assets with Morgan Stanley and its subsidiaries.  An affiliate of Morgan Stanley is a joint lead arranger, joint bookrunner and documentation agent under the Company’s revolving credit facility with a commitment of $214 million as of December 31, 2012. The Company had $100 million outstanding under this facility as of December 31, 2012.  Morgan Stanley and its affiliates received approximately $271,000 in fees in connection with the Company’s revolving credit facility in 2012.  In addition, an affiliate of Morgan Stanley acted as a joint book-running manager in connection with the secondary offering of the Company’s common stock in May 2012 and acted as an underwriter in connection with the Company’s senior notes offering in May 2012.  Morgan Stanley and its affiliates received approximately $15.24 million and $184,000, respectively, in fees in connection with these transactions.

Pursuant to a letter agreement entered into with the Company on February 12, 2013 (the “Agreement”), Mr. Shedlin will receive an annual base salary of $400,000 and will be eligible to be considered for an annual discretionary bonus reflecting his performance, his team's performance and the Company’s performance as determined by management and the Management Development & Compensation Committee (MDCC) of the Company’s board of directors from time to time. The mix of cash and non-cash and the terms of any non-cash award will be consistent with the terms generally applicable to other similarly situated executive officers of the Company.  In addition, subject to MDCC approval, Mr. Shedlin will be granted a buy-out award equal to the value of the unvested deferred awards (whether equity-based or deferred cash awards) forfeited by Mr. Shedlin as a result of joining or being employed by the Company. The replacement awards will be made in the Company’s restricted stock units and will vest according to the vesting schedule of the forfeited awards. Except as agreed upon, the terms and conditions will be consistent with the terms generally applicable to annual incentive awards to the named executive officers of the Company, as described in the Agreement.  In the event of Mr. Shedlin’s voluntary separation from his employment with the Company after completion of two years of service, for purposes solely of the aforementioned buy-out awards, the Company agrees to treat Mr. Shedlin’s termination of employment as an involuntary termination not for cause, subject to the terms and conditions of the award agreement for any such award.  The foregoing summary of the Agreement does not purport to be complete and is qualified by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company issued a press release announcing the appointment of Mr. Shedlin. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Letter Agreement, dated February 12, 2013, between Gary S. Shedlin and BlackRock, Inc.
99.1	Press release issued by the Company on February 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

By:	/s/ Daniel R. Waltcher
Name:	Daniel R. Waltcher
Title:	Managing Director and Deputy General Counsel

Date: February 19, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Agreement, dated February 12, 2013, between Gary S. Shedlin and BlackRock, Inc.
99.1	Press release issued by the Company on February 12, 2013